Exhibit 99.1

SailPoint Announces Second Quarter 2020 Financial Results

•	Second quarter 2020 total revenue of $92.5 million, up 47% year-over-year
•	Second quarter 2020 subscription revenue of $45.9 million, up 36% year-over-year

AUSTIN, August 6, 2020 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL), the leader in enterprise identity governance, today announced financial results for the second quarter ended June 30, 2020.

“We delivered incredibly strong financial results in Q2, which reflects the broad-based adoption of our SailPoint Predictive Identity vision, driven by our AI-enabled identity solutions, and highlights the increasing criticality of our identity platform for today’s distributed digital enterprise,” said Mark McClain, SailPoint CEO and co-founder.

“Our performance demonstrates that CIOs and CISOs recognize SailPoint as foundational to navigating their digital transformation plans successfully. As we turn to the second half of 2020, our focus is to build upon our momentum in the market and our clear technology leadership position to drive consistent value for enterprises worldwide.”

Financial Highlights for Second Quarter 2020:

•

Revenue: Total revenue was $92.5 million, a 47% increase over Q2 2019. Subscription revenue was $45.9 million, a 36% increase over Q2 2019. License revenue was $34.9 million, an 80% increase from Q2 2019. Services and other revenue was $11.7 million, a 16% increase over Q2 2019.

•

Operating Income (Loss): Income from operations was $8.1 million, compared to loss from operations of $(10.1) million in Q2 2019. Non-GAAP income from operations was $18.4 million compared to a non-GAAP loss from operations of $(1.6) million in Q2 2019.

•

Net Income (Loss): Net income was $3.0 million, compared to net loss of $(9.2) million in Q2 2019. Net income per diluted share was $0.03 compared to net loss per diluted share of $(0.10) in Q2 2019. Non-GAAP net income was $13.8 million compared to non-GAAP net loss of $(1.3) million in Q2 2019. Non-GAAP net income per diluted share was $0.15 compared to non-GAAP net loss per diluted share of $(0.01) in Q2 2019.

The tables included in this press release present a reconciliation of non-GAAP income (loss) from operations to GAAP income (loss) from operations, non-GAAP net income (loss) to GAAP net income (loss) and non-GAAP to GAAP weighted average outstanding common shares, each for the three and six months ended June 30, 2020 and 2019. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Financial Outlook:

“We are very pleased with our performance in the second quarter,” said Jason Ream, SailPoint CFO, “and believe that our results were driven by the fundamental demand for our Predictive Identity vision.”

“Looking forward, we believe we are in an excellent position to respond to this demand. With an outstanding team and a strong balance sheet, our focus is on investing in the capabilities of our SaaS offerings and delivering against this market opportunity.”

For the third quarter of 2020, SailPoint expects:

•	Revenue in the range of $82.0 million to $84.0 million

•	Non-GAAP loss from operations in the range of $(7.0) million to $(5.0) million

•

Non-GAAP net loss per basic and diluted common share in the range of $(0.06) to $(0.05), based on an estimated non-GAAP income tax rate of 24% and 91.0 million basic and diluted common shares outstanding. Expectations of non-GAAP loss from operations and non-GAAP net loss per basic and diluted common share exclude items outlined in the “Non-GAAP Financial Measures” section below.

For the full year 2020, SailPoint expects:

•	Revenue in the range of $341.0 million to $345.0 million

•	Non-GAAP income from operations in the range of $10.0 million to $14.0 million

•

Non-GAAP net income per diluted common share in the range of $0.08 to $0.11, based on an estimated non-GAAP income tax rate of 24% and 93.0 million diluted common shares outstanding. Expectations of non-GAAP income from operations and non-GAAP net income per diluted common share exclude items outlined in the “Non-GAAP Financial Measures” section below.

These statements regarding SailPoint’s expectations of its financial outlook are forward-looking and actual results may differ materially. Refer to “Forward-Looking Statements” below for information on the factors that could cause its actual results to differ materially from these forward-looking statements.

All of SailPoint’s forward-looking non-GAAP financial measures exclude estimates for stock-based compensation expense, amortization of acquired intangibles and severance of certain key executives. SailPoint has not reconciled its expectations as to non-GAAP income (loss) from operations and non-GAAP net income (loss) per basic and diluted common shares to their most directly comparable GAAP measure due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to stock-based compensation expense. Stock-based compensation expense is affected by future hiring, turnover, and retention needs, as well as the future fair market value of our common stock, all of which are difficult to predict and subject to change. The actual amount of the excluded stock-based compensation expense will have a significant impact on SailPoint’s GAAP income (loss) from operations and GAAP net income (loss) per basic and diluted common share. Accordingly, reconciliations of our forward-looking non-GAAP income (loss) from operations and non-GAAP net income (loss) per basic and diluted common shares are not available without unreasonable effort.

Conference Call and Webcast:

SailPoint will host a conference call today, August 6, 2020, at 5:00 p.m. Eastern Time to discuss its second quarter 2020 financial results. The dial-in number will be 877-407-0792 or 201-689-8263. Additionally, a live webcast of the conference call will be available on SailPoint’s website at https://investors.sailpoint.com.

Following the conference call, a replay will be available until midnight on August 20, 2020. The replay dial-in number will be 844-512-2921 or 412-317-6671, using the replay pin number: 13706629. An archived webcast of the call will also be available at https://investors.sailpoint.com.

Non-GAAP Financial Measures:

In addition to SailPoint’s financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release includes certain non-GAAP financial measures to clarify and enhance investors’ understanding of SailPoint’s past performance and future prospects. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. SailPoint’s management believes the non-GAAP financial measures described below are helpful to investors because they provide an additional tool to use in evaluating SailPoint’s financial and business trends and operating results and because they facilitate comparisons of SailPoint’s core operating results from period to period. In addition, SailPoint’s management uses non-GAAP income (loss) from operations for budgeting and planning purposes.

Our non-GAAP financial measures are adjusted for the following factors:

Stock-based compensation expense. We exclude stock-based compensation expense because of varying available valuation methodologies, the use of assumptions and the variety of equity instruments that can impact our non-cash expense. We believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows for more meaningful comparisons between our operating results from period to period.

Amortization of acquired intangible assets. We believe that excluding the impact of amortization of acquired intangible assets allows for more meaningful comparisons between operating results from period to period as the intangible assets are valued at the time of acquisition and are amortized over the useful life, which can be several years after the acquisition.

Amortization of debt discount and issuance costs. The expense for the amortization of debt discount and issuance costs, which relate to the Company’s credit agreement (which is undrawn) and the convertible senior notes issued in 2019, is a non-cash item, and we believe the exclusion of this interest expense provides a more useful comparison of our operational performance from period to period.

Severance of certain key executives. We exclude these expenses because they are unrelated to our current operations and are not comparable to the prior period nor indicative of future results.

SailPoint’s non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry because they may calculate non-GAAP financial results differently. In addition, there are limitations to using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. SailPoint urges you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business.

Non-GAAP income (loss) from operations. SailPoint believes that the use of non-GAAP income (loss) from operations is helpful to our investors to clarify and enhance their understanding of past performance and future prospects. Non-GAAP income (loss) from operations is calculated as income (loss) from operations on a GAAP basis excluding (i) stock-based compensation expense, (ii) amortization of acquired intangibles and (iii) severance expense of certain key executives.

Non-GAAP net income (loss) and non-GAAP net income (loss) available to common stockholders per basic and diluted share. SailPoint believes that the use of non-GAAP net income (loss) and non-GAAP net income (loss) available to common stockholders per basic and diluted share is helpful to our investors to clarify and enhance their understanding of past performance and future prospects. Non-GAAP net income (loss) is calculated as net income (loss) on a GAAP basis (a) excluding (i) stock-based compensation expense, (ii) amortization of acquired intangibles, (iii) amortization of debt discount and issuance costs, (iv) severance expense of certain key executives and (b) adjusted for the effect of income taxes associated with such non-GAAP adjustments. SailPoint defines non-GAAP net income (loss) available to common stockholders per basic and diluted share as non-GAAP net income (loss) divided by the non-GAAP weighted average outstanding common shares.

SailPoint presentation of non-GAAP net income (loss) includes the effect of income taxes associated with the non-GAAP adjustments, which is calculated using an estimated effective income tax rate that is commensurate with our non-GAAP pre-tax income (loss). The non-GAAP effective income tax rate is adjusted from the GAAP effective income tax rate to reflect the impact of non-GAAP income (loss) adjustments. Due to the adjustments, the non-GAAP estimated income taxes may differ from GAAP estimated income taxes and actual tax liabilities. Estimated income taxes and tax liabilities reflect currently available information, as well as other factors and assumptions, including current operating structure, existing tax positions in various jurisdictions and key tax legislation in jurisdictions where SailPoint currently operates. Non-GAAP estimated income taxes may change for a variety of reasons, including global tax environment, significant changes to geographic earnings mix, acquisitions, or other changes to SailPoint’s strategy or business operations. SailPoint re-evaluates its non-GAAP estimated income taxes at least annually, or more frequently if significant events occur, which may materially impact our non-GAAP income tax calculation.

The accompanying tables have more details on the reconciliations of non-GAAP financial measures to their nearest comparable GAAP measures.

Forward-Looking Statements:

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, business outlook, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct. Our results could be materially different from our expectations because of various risks.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: the effect of the novel coronavirus disease (COVID-19) global pandemic and its aftermath, as well as governmental, business and other actions in response, on the global economy and on our business; our ability to achieve and sustain profitability; our ability to sustain historical growth rates; our ability to attract and retain customers and to deepen our relationships with existing customers; an increased focus in our business from selling licenses to selling subscriptions; breaches in our security, cyber-attacks or other cyber-risks; interruptions with the delivery of our SaaS solutions or third-party cloud-based systems that we use in our operations; our ability to compete successfully against current and future competitors; the length and unpredictable nature of our sales cycle; delayed effects on our operating results from ratably recognizing some of our revenue; fluctuations in our quarterly results; our ability to maintain successful relationships with our channel partners; the increasing complexity of our operations; real or perceived errors, failures or disruptions in our platform or solutions; our ability to adapt and respond to rapidly changing technology, industry standards, regulations or customer needs, requirements or preferences; our ability to achieve and maintain an effective system of disclosure controls and internal control over financial reporting; our ability to comply with our privacy policy or related legal or regulatory requirements; our ability to accurately forecast our estimated annual effective tax rate for financial accounting purposes; our ability to successfully identify, acquire and integrate companies and assets; our ability to maintain high-quality customer satisfaction; and our ability to maintain and enhance our brand or reputation as an industry leader. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

About SailPoint

SailPoint, the leader in identity management, delivers an innovative approach to securing access across the enterprise with the SailPoint Predictive IdentityTM platform. With SailPoint, enterprises can ensure that everyone and everything has the exact access they need, exactly when they need it, intuitively and automatically. Powered by patented Artificial Intelligence (AI) and Machine Learning (ML) technologies, the SailPoint Predictive IdentityTM platform is designed to securely accelerate the business while delivering adaptive security, continuous compliance and improved business efficiency. As an identity pioneer and market leader serving some of the world’s most prominent global companies, SailPoint consistently pushes the industry to rethink identity to the benefit of their customers’ dynamic business needs.

Stay up-to-date on SailPoint by following us on Twitter and LinkedIn and by subscribing to the SailPoint blog.

Investor Relations

Brian Denyeau

ICR for SailPoint

investor@sailpoint.com

512-664-8916

Media Relations

Jessica Sutera

Jessica.Sutera@sailpoint.com

978-278-5411

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(In thousands, except per share data)
Revenue
Licenses	$34,880	$19,333	$55,884	$38,002
Subscription	45,922	33,711	89,803	65,546
Services and other	11,656	10,010	22,213	20,089
Total revenue	92,458	63,054	167,900	123,637
Cost of revenue
Licenses (1)	1,106	1,015	2,186	2,074
Subscription (1) (2)	8,657	6,315	17,133	12,128
Services and other (2)	8,669	8,379	17,675	16,376
Total cost of revenue	18,432	15,709	36,994	30,578
Gross profit	74,026	47,345	130,906	93,059
Operating expenses
Research and development (1) (2)	17,653	13,398	33,461	26,170
General and administrative (2)	9,371	8,490	18,885	17,627
Sales and marketing (1) (2)	38,934	35,536	75,794	66,024
Total operating expenses	65,958	57,424	128,140	109,821
Income (loss) from operations	8,068	(10,079)	2,766	(16,762)
Other expense, net:
Interest income	169	379	1,441	425
Interest expense	(4,586)	(118)	(9,118)	(153)
Other, net	(112)	(306)	(436)	(723)
Total other expense, net	(4,529)	(45)	(8,113)	(451)
Income (loss) before income taxes	3,539	(10,124)	(5,347)	(17,213)
Income tax (expense) benefit	(497)	927	(28)	(374)
Net income (loss)	$3,042	$(9,197)	$(5,375)	$(17,587)
Net income (loss) available to common stockholders	$3,042	$(9,197)	$(5,375)	$(17,587)
Net income (loss) per share
Basic	$0.03	$(0.10)	$(0.06)	$(0.20)
Diluted	$0.03	$(0.10)	$(0.06)	$(0.20)
Weighted average shares outstanding
Basic	90,328	88,767	90,095	88,533
Diluted	91,599	88,767	90,095	88,533
(1)	Includes amortization of acquired intangibles as follows:
	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(In thousands)
Cost of revenue - license	$1,008	$1,008	$2,016	$2,016
Cost of revenue - subscription	911	96	1,821	192
Research and development	190	159	381	318
Sales and marketing	1,069	1,068	2,137	2,136
Total amortization of acquired intangibles	$3,178	$2,331	$6,355	$4,662

(2)	Includes stock-based compensation expense and the related employer payroll tax expense as follows:
	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(In thousands)
Cost of revenue – subscription	$398	$284	$821	$566
Cost of revenue – services and other	392	388	876	767
Research and development	1,490	919	3,068	1,888
General and administrative	1,972	1,646	3,041	3,050
Sales and marketing	2,946	1,782	5,960	3,618
Total stock-based compensation expense	$7,198	$5,019	$13,766	$9,889

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of
	June 30, 2020	December 31, 2019
	(In thousands, except per share data)
Assets
Current assets
Cash and cash equivalents	$470,602	$443,795
Restricted cash	6,333	6,325
Accounts receivable, net of allowance	94,899	106,428
Prepayments and other current assets	28,247	27,870
Total current assets	600,081	584,418
Property and equipment, net	19,730	21,300
Right-of-use assets, net	28,562	31,104
Other non-current assets, net of allowance	37,853	30,554
Goodwill	241,121	241,051
Intangible assets, net	75,226	81,651
Total assets	$1,002,573	$990,078
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,176	$3,224
Accrued expenses and other liabilities	35,475	40,214
Income taxes payable	99	1,994
Deferred revenue	128,311	127,132
Total current liabilities	167,061	172,564
Deferred tax liability - non-current	8,787	8,900
Convertible senior notes, net	317,755	309,051
Long-term operating lease liabilities	35,174	38,035
Other long-term liabilities	1,000	2,500
Deferred revenue - non-current	25,025	24,901
Total liabilities	554,802	555,951
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value	9	9
Preferred stock, $0.0001 par value	—	—
Additional paid in capital	461,785	442,407
Accumulated deficit	(14,023)	(8,289)
Total stockholders' equity	447,771	434,127
Total liabilities and stockholders’ equity	$1,002,573	$990,078

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 30, 2020	June 30, 2019
	(In thousands)
Operating activities
Net loss	$(5,375)	$(17,587)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	9,151	6,890
Amortization of debt discount and issuance costs	8,788	51
Amortization of contract acquisition costs	6,058	4,691
Gain on disposal of fixed assets	(5)	(21)
Provision for credit losses	805	89
Stock-based compensation expense	13,341	9,609
Operating leases, net	(222)	443
Deferred taxes	(113)	—
Net changes in operating assets and liabilities
Accounts receivable	10,365	30,767
Prepayments and other current assets	(6,380)	(6,131)
Other non-current assets	(7,382)	(1,820)
Accounts payable	(48)	(1,192)
Accrued expenses and other liabilities	(6,338)	(3,531)
Income taxes	(1,895)	(1,552)
Deferred revenue	1,303	1,123
Net cash provided by operating activities	22,053	21,829
Investing activities
Purchase of property and equipment	(1,286)	(3,623)
Proceeds from sale of property and equipment	11	17
Net cash used in investing activities	(1,275)	(3,606)
Financing activities
Payment of debt issuance costs	—	(829)
Taxes associated with net issuances of shares upon vesting of restricted stock units	(236)	—
Proceeds from employee stock purchase plan contributions	3,466	2,926
Exercise of stock options	2,807	1,796
Net cash provided by financing activities	6,037	3,893
Net increase in cash, cash equivalents and restricted cash	26,815	22,116
Cash, cash equivalents and restricted cash, beginning of period	450,120	77,236
Cash, cash equivalents and restricted cash, end of period	$476,935	$99,352

RECONCILIATION OF NON-GAAP INCOME (LOSS) FROM OPERATIONS

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(In thousands)
Income (loss) from operations on a GAAP basis	$8,068	$(10,079)	$2,766	$(16,762)
Add back:
Stock-based compensation expense (1)	7,198	5,019	13,766	9,889
Amortization of acquired intangibles	3,178	2,331	6,355	4,662
Severance expense of certain key executives (2)	—	1,126	—	1,126
Non-GAAP income (loss) from operations	$18,444	$(1,603)	$22,887	$(1,085)
(1)	Stock-based compensation expense includes employer related payroll tax expense.
(2)	Severance expense of certain key executives includes employer related payroll tax expense.

RECONCILIATION OF NON-GAAP NET INCOME (LOSS)

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(In thousands, except per share data)
Net income (loss) on a GAAP basis	$3,042	$(9,197)	$(5,375)	$(17,587)
Add back:
Stock-based compensation expense (1)	7,198	5,019	13,766	9,889
Amortization of acquired intangibles	3,178	2,331	6,355	4,662
Amortization of debt discount and issuance costs (2)	4,421	41	8,788	51
Severance expense of certain key executives (3)	—	1,126	—	1,126
Effect of income taxes associated with the above adjustments (4)	(4,064)	(619)	(5,687)	216
Non-GAAP net income (loss)	$13,775	$(1,299)	$17,847	$(1,643)
Non-GAAP net income (loss) per common share
Basic	$0.15	$(0.01)	$0.20	$(0.02)
Diluted	$0.15	$(0.01)	$0.20	$(0.02)
Non-GAAP weighted average outstanding common shares
Basic	90,328	88,767	90,095	88,533
Diluted	91,599	88,767	91,481	88,533

(1)	Stock-based compensation expense includes employer related payroll tax expense.
(2)

Amortization of debt discount and issuance costs includes approximately $4.4 million and $8.7 million of debt discount related to the issuance and sale of the convertible senior notes for the three and six months ended June 30, 2020, respectively.

(3)	Severance expense of certain key executives includes employer related payroll tax expense.
(4)

The GAAP effective tax rates were (0.5)% and (2.2)% for the six months ended June 30, 2020 and 2019, respectively, compared to non-GAAP effective tax rate for the six months ended June 30, 2020 and 2019 of 24.3% and (10.2)%, respectively.

RECONCILIATION OF NON-GAAP WEIGHTED AVERAGE OUTSTANDING COMMON SHARES

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(In thousands)
Weighted average outstanding shares used to compute net income (loss) per share available to common stockholders, basic and diluted, on a GAAP basis
Basic	90,328	88,767	90,095	88,533
Diluted	91,599	88,767	90,095	88,533
Non-GAAP weighted average outstanding common shares
Basic	90,328	88,767	90,095	88,533
Effect of potentially dilutive securities	1,271	—	1,386	—
Diluted	91,599	88,767	91,481	88,533